Exhibit 99.1

June 12, 2008

The Honorable Matthew M. Carter II

Chairman

Florida Public Service Commission

2540 Shumard Oak Boulevard

Tallahassee, Florida 32399-0850

Re:	Test Year Notification Pursuant to Rule 25-6.140, Florida Administrative Code

Dear Chairman Carter:

After careful consideration, Tampa Electric Company (“Tampa Electric” or “the company”) has concluded that it must request Commission approval of an increase in the company’s retail base rates and service charges. It has been 16 years since Tampa Electric last filed to increase its retail base rates. During this period of time, Tampa Electric has achieved significant improvements in its environmental performance and incurred tremendous increases in customer growth and inflation, while continuously providing cost-effective, reliable electric service without having to request an increase in base rates. To serve its customers in an environmentally responsible and reliable manner, since its last rate case, Tampa Electric has made significant plant investment at a time in which the cost of goods and services, as measured by the Consumer Price Index, has increased 48 percent.

Tampa Electric has improved efficiency and performance in all major areas of operations on its electric system which has experienced an increase in retail peak demand of almost 50 percent since 1992. Tampa Electric currently serves a retail peak load of more than 4,100 megawatts (MW) compared to almost 2,800 MW served in 1992. As Florida’s population has grown, Tampa Electric has expanded its system to meet those needs. Today, Tampa Electric serves nearly 667,000 customers, almost 200,000 or 42 percent more customers than in 1992. In addition, by year-end 2009, Tampa Electric will have invested almost $3.4 billion in its system while, at the same time, maintaining retail base rates at the same levels approved in our last base rate proceeding.

TAMPA ELECTRIC COMPANY
P.O. BOX 111 TAMPA, FL 33601-0111	(813) 228-4111

CUSTOMER SERVICE:
AN EQUAL OPPORTUNITY COMPANY	HILLSBOROUGH COUNTY (813)223-0800
HTTP://WWW.TAMPAELECTRIC.COM	OUTSIDE HILLSBOROUGH COUNTY 1 (888) 223-0800

Hon. Matthew M. Carter II, Chairman Tampa Electric Company Test Year Notification Letter June 12, 2008 Page 2

Customer growth in Florida is expected to continue although at a lower rate than in the past. Projected productivity efficiencies alone will no longer be sufficient for the company to continue to effectively and reliably meet the electric needs of new and existing customers at current base rates. Consequently, on August 11, 2008, Tampa Electric intends to file for an increase in its retail base rates effective on or after May 1, 2009.

This letter is provided to you pursuant to the requirements of Rule 25-6.140, Florida Administrative Code (“F.A.C.”), Test Year Notification. Consistent with the requirements of that rule, Tampa Electric submits the following information:

Test Year

In accordance with Rule 25-6.140, F.A.C., we propose the projected 12-month period January 1, 2009 through December 31, 2009 as the appropriate and representative test year for our petition for a permanent increase in our base rates and service charges. The new rates developed in this rate case are expected to be effective on or after May 1, 2009. The company believes the proposed 2009 test year will most accurately reflect the economic conditions during the first 12 months the new rates will be in effect. In addition, using a projected test year is more representative of normal, long-term weather patterns than a historical year which would include the impacts of unusual weather patterns.

Major Factors Necessitating a Rate Increase:

Generation

The company has added significant generating resources to its system since 1992 without a retail base rate increase. To meet the needs of our customers, the company will continue to add additional and more expensive generation resources over the next several years. Tampa Electric cannot continue to absorb future capacity additions under its current rate structure without incremental revenues to cover the associated capital and non-clause operations and maintenance (“O&M”) requirements. By year-end 2009, Tampa Electric will have invested $1.7 billion to add or repower approximately 1,700 MW of environmentally friendly generation to meet customer needs for electricity. Consequently, one of the major factors underlying the need for a change in base rates is to adjust for generation resources added since the company’s last rate case that are not included in base rates. Polk Unit 1, an Integrated Gasification Combined Cycle or IGCC power plant, was placed in service in 1996; Polk Units 2 and 3 are simple cycle combustion turbines that were placed into service in 2000 and 2002, respectively; and, Polk Units 4 and 5, which are also simple cycle combustion turbines,

Hon. Matthew M. Carter II, Chairman Tampa Electric Company Test Year Notification Letter June 12, 2008 Page 3

were placed into service in 2007. In addition, the Gannon Power Station coal-fired generation assets were repowered into H.L. Culbreath Bayside Station, a natural gas-fired combined cycle plant that was completed in 2004. The repowering project was part of Tampa Electric’s on-going $1.2 billion commitment to reduce air and greenhouse gas emissions from major power plants. By 2010, the company will have reduced system-wide emissions by 90 percent for nitrogen oxide; 90 percent for sulfur dioxide; 72 percent for particulate matter; and by over 70 percent for mercury. In addition, system-wide carbon dioxide emissions have been reduced by approximately 20 percent, bringing carbon emissions to near 1990 levels. Although all of these generation projects were determined to be the lowest cost resources to meet customers’ needs at the time, these investments resulted in incremental costs to Tampa Electric’s system when they were placed into service.

In addition to generation added since 1992, Tampa Electric’s current ten-year generation expansion plan includes over 2,500 MW of new generation. The company will invest a total of $236.6 million for the addition of 300 MW, comprised of five simple cycle combustion turbines, to our system to meet peaking needs and to provide quick start capability in 2009. In 2009, Tampa Electric will incur a total of $220.4 million in capital expenditures for improvements and replacements to existing generating facilities. Tampa Electric also has other substantial capital requirements, including a $45 million rail facility at Big Bend Power Station which is necessary to provide the company with bimodal capability for solid fuel transportation. Additionally, in 2013, Tampa Electric plans to add a natural gas combined cycle unit at Polk Power Station to meet base load capacity needs.

Transmission and Distribution

By year-end 2009, Tampa Electric will have invested $1.5 billion to construct and maintain its transmission and distribution (“T&D”) infrastructure since its last rate case. In addition, significant capital investment in new T&D infrastructure is required for Tampa Electric to continue to meet its obligation to serve at the high degree of reliability customers expect while meeting the new system hardening requirements implemented by the Commission in 2006. Based on recent Florida Reliability Coordinating Council (“FRCC”) transmission studies, there are also significant investment requirements planned for the next ten years. Tampa Electric will need to build over 100 miles of 230kV transmission lines during this period. In 2009, transmission capital expenditures are anticipated to be approximately $67.2 million, necessitated by increases in generation in the state and FRCC study impacts as well as hardening of the existing infrastructure.

Tampa Electric has continued to invest in its distribution system. Besides normal customer growth that necessitates investment in new distribution infrastructure, the

Hon. Matthew M. Carter II, Chairman Tampa Electric Company Test Year Notification Letter June 12, 2008 Page 4

company has been required to continue on-going maintenance as the system ages. Additionally, following the active hurricane seasons of 2004 and 2005, Tampa Electric committed to an aggressive, but prudent hardening plan that requires significant capital and O&M expenditures to comply with its Commission-approved plan. Also, the Federal Energy Regulatory Commission and North American Electric Reliability Corporation have recently instituted new requirements in an effort to strengthen and secure the nation’s electric power grid due to the northeast blackout of 2003. These requirements have created new capital and O&M pressures on the company, which we expect to increase as these requirements evolve over the coming years.

Customer Demand

Customer growth continues on Tampa Electric’s system, but further opportunities to realize economies of scale or other operational efficiencies are now more limited than in the past. In addition to customer growth, customer demand and energy consumption has also increased since the company’s last rate case. Although a number of factors such as enhanced energy efficiency programs, improved appliance efficiencies and increased energy prices have resulted in lowering consumption recently, these reductions have been offset by the increasing size of new homes and saturation of electronic appliances as well as other electric equipment. Energy consumption for the 2009 projected test year includes the impacts of Tampa Electric’s recently approved new and modified demand side management (DSM) programs as well as higher appliance efficiency trends associated with the Energy Policy Act of 2005.

Operating Expenses

For years, Tampa Electric has managed its operating expenses despite steady growth in demand and the number of customers served, and while achieving and maintaining high levels of service reliability and responding to new federal and state mandates. Actual total operating expenses, excluding fuel, for 2007 were over $610 million. Tampa Electric’s costs continue to increase, causing continued upward pressure on operating expenses over the next several years due to the cumulative effects of inflation, customer growth and operational requirements. Tampa Electric expects its total operating expenses, excluding fuel, for 2009 to exceed $700 million.

Major increases in the company’s operating expenses since its last base rate increase include employee benefits, depreciation, system hardening, storm-related expenses including insurance, and federal and state compliance costs. Tampa Electric has aggressively managed the health care costs through pricing strategies, employee contribution adjustments, and indexing of deductibles and out of pocket amounts as well as prescription drug restructuring. However, these costs have grown by 26 percent

Hon. Matthew M. Carter II, Chairman Tampa Electric Company Test Year Notification Letter June 12, 2008 Page 5

since 1992. Health care inflation will continue to be a national concern for the public and private sectors and is expected to grow at a nine percent annual rate. In addition, to maintain the service levels that our customers expect and to comply with our Commission-approved hardening plan, Tampa Electric must increase O&M for its T&D maintenance programs and tree trimming expenditures.

Actions and Measures Implemented to Avoid a Retail Base Rate Increase

Over the past 16 years Tampa Electric has avoided a retail base rate increase despite having made significant capital investments to meet the needs of a growing customer base that is now more than 42 percent larger than it was in 1992. Such investments have included over $1.7 billion in the construction of new and repowered generating capacity and approximately $1.5 billion in the expansion and maintenance of Tampa Electric’s transmission and distribution systems. During this same period of time, the Consumer Price Index increased by 48 percent. These accomplishments are attributable to a number of efforts and factors. The addition of new, highly efficient generating units has reduced O&M expenses per unit of energy produced. Modern, combined cycle and simple cycle combustion turbine generating units such as those installed at the Polk and Bayside Power stations require fewer personnel to operate and are less costly to maintain than the older units, which have been retired by the company. The installation of these new units has also improved the reliability, efficiency and environmental performance of the Tampa Electric generating fleet.

Additionally, Tampa Electric continues to aggressively implement cost-effective DSM programs. Recently, the company’s national ranking has been as high as the 96th percentile in cumulative conservation and the 90th percentile in load management achievements. As a result, by year-end 2009, Tampa Electric will have implemented 653,000 MWH of annual cumulative energy savings as well as 664 and 229 MW of winter and summer DSM, respectively, which equates to almost four 180 MW power plants being deferred.

Another key to maintaining existing levels of base rates has been the initiative and effort of Tampa Electric’s management and employees to control the company’s O&M expenses. Tampa Electric continues to pursue efficiency improvements and cost reductions in all aspects of its operations. Nevertheless, these and other measures, although part of Tampa Electric’s continual focus to achieve top quality performance at below industry average costs, are not sufficient to avoid the need for an increase in base rates. Tampa Electric is currently finalizing its 2009 revenue requirements; however, we estimate that a $225 to $235 million increase will be needed due to the factors discussed above.

Hon. Matthew M. Carter II, Chairman Tampa Electric Company Test Year Notification Letter June 12, 2008 Page 6

As required by Rule 25-6.140, Tampa Electric must indicate in this letter whether it will request that its petition be processed as a matter of proposed agency action pursuant to Section 366.06(4), Florida Statutes. The company advises that it is not eligible to make such a request because the company’s annual sales to end-use customers exceed 500 gigawatt-hours.

Conclusion

Tampa Electric has worked very hard to establish itself as a low-cost provider of high quality electric service. Its accomplishments reflect the efforts of a strong management team and a quality-driven work force. Collectively, these efforts have succeeded in delaying as long as possible increases in Tampa Electric’s retail base rates while keeping pace with Florida’s rapid growth and demand for power. Despite price increases in all areas of our operations, Tampa Electric has managed itself in a way that has enabled it to provide cost-effective and reliable service without a base rate increase since the increases approved in the company’s 1992 base rate proceeding. After 16 years, an increase in retail base rates is now necessary to ensure that Tampa Electric can continue to safely provide reliable, cost-effective electric service to its customers.

Sincerely,

Charles R. Black
President, Tampa Electric Company

cc:	Florida Public Service Commission (via Hand-Delivery)

Hon. Matthew M. Carter II, Chairman

Hon. Lisa P. Edgar, Commissioner

Hon. Katrina J. McMurrian, Commissioner

Hon. Nathan A. Skop, Commissioner

Hon. Nancy Argenziano, Commissioner

Mary Andrews Bane, Executive Director

Mike G. Cooke, General Counsel

Tim Devlin, Director, Division of Economic Regulation

Office of Public Counsel (via Hand-Delivery)

J. R. Kelly, Public Counsel